UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   LAL Family, Partners L.P.
   c/o Leonard A. Lauder
   The Estee Lauder Companies Inc.
   767 Fifth Avenue
   New York, NY  10153
2. Issuer Name and Ticker or Trading Symbol
   The Estee Lauder Companies Inc.
   EL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   10/31/2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Class A Common Stock       |10/30/|S   | |  1,000           |D  |$44.9375   |                   |      |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |10/30/|S   | |10,000            |D  |$44.7500   |                   |      |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |10/30/|S   | |15,000            |D  |$44.6250   |                   |      |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |10/30/|S   | |11,000            |D  |$44.6875   |                   |      |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |10/30/|S   | |10,200            |D  |$44.3750   |                   |      |                           |
                           |2000  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |10/30/|S   | |52,800            |D  |$44.4375   |5,379,302          |D     |Sales by LAL Family Prtnrs |
                           |2000  |    | |                  |   |           |                   |      |L.P. (2)                   |
-----------------------------------------------------------------------------------------------------------------------------------|
Class A Common Stock       |10/27/|G   |V|500,000           |D  |           |5,401,897          |D     |Gift by LAL (2)            |
                           |2000  |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Designated filer on behalf
of:
(a) LAL Family Partners L.P. (the "Reporting Person"), a ten percent owner of the issuer and;
(b) LAL Family Corporation, a ten percent owner of the
issuer;
(c) Leonard A. Lauder ("LAL"), Chairman of the Board of Directors and a ten percent owner of the issuer; and
(d) Evelyn H. Lauder ("EHL") (who is the wife of LAL), an Executive Officer (Senior Corporate Vice President) of the issuer.
2. As reported on the first page of this Form 4, on October 30, 2000, the Reporting Person sold a total of 100,000 shares of Class A Common Stock and on October 27, 2000, LAL made a gift of 500,000 shares of Class A Common Stock.
After these transactions, the amounts of Class A Common Stock beneficially owned by:
(a) the Reporting Person includes 5,379,302 shares held directly and no shares held indirectly (does not include the ownership of 42,705,540 shares of Class B Common Stock, which are convertible to a like number of shares of Class A Common Stock);
(b) LAL Family Corporation includes 5,379,302 shares held indirectly (see 2(a) above regarding Class B shares);
(c) LAL
includes:
(i) 5,401,897 shares held
directly;
(ii) 7,370,561 shares indirectly as a co-Trustee and beneficiary of The Estee Lauder 1994 Trust (does not include the ownership of 12,189,852 shares of Class B Common Stock, which are convertible to a like number of shares of Class A Common Stock);
(iii) 2,670,854 shares indirectly as grantor of The 1992 Leonard A. Lauder Grantor Retained Annuity Trust (does not include the ownership of
3,829,216 shares of Class B Common Stock, which are convertible to a like number of shares of Class A Common Stock);
(iv) 5,379,302 shares indirectly as the sole individual general partner of the Reporting Person and the majority stockholder of LAL Family Corporation, which is the sole corporate partner of the Reporting Person (a limited partnership in which LAL has sole voting and investment power) (see 2(a)
above regarding Class B
shares);
(v) 15,384 shares indirectly as a general partner of Lauder & Sons L.P. (LAL is also a trustee of The 1995 Estee Lauder LAL Trust, which is also a general partner of Lauder & Sons L.P.) (does not include the ownership of 3,846,154 shares of Class B Common Stock, which are convertible to a like number of shares of Class A Common Stock); and
(vi) 390,000 shares indirectly which are held directly by his spouse, EHL.
LAL disclaims beneficial ownership of the shares in clauses (c)(ii), (iii),
(iv) and (v) to the extent he does not have a pecuniary interest in such securities and he disclaims beneficial ownership of the shares in clause
(c)(vi) owned by his spouse.
(d) EHL includes:
(i) 390,000 shares held directly;
(ii) 5,401,897 shares held directly by her spouse, LAL; and
(iii) 15,436,101 shares held indirectly by her spouse, LAL (see 2(c)(ii),
(iii), (iv) and (v) above regarding Class B shares).
EHL disclaims beneficial ownership of securities owned directly and indirectly by her spouse, LAL.
Joint Filer
Information
Name: LAL Family
Corporation
Address: c/o: Leonard A. Lauder,
President
The Estee Lauder Companies
Inc.
767 Fifth
Avenue
New York, NY
10153
Designated Filer: LAL Family Partners
L.P.
Issuer and Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
10/31/2000
Signature: /s/ Leonard A. Lauder,
President
Name: Leonard A.
Lauder
Address: The Estee Lauder Companies
Inc.
767 Fifth
Avenue
New York, NY
10153
Designated Filer: LAL Family Partners
L.P.
Issuer and Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
10/31/2000
Signature: /s/ Leonard A.
Lauder
Name: Evelyn H.
Lauder
Address: The Estee Lauder Companies
Inc.
767 Fifth
Avenue
New York, NY
10153
Designated Filer: LAL Family Partners
L.P.
Issuer and Ticker Symbol: The Estee Lauder Companies Inc.
(EL)
Date of Event Requiring Statement:
10/31/2000
Signature: /s/ Evelyn H.
Lauder
SIGNATURE OF REPORTING PERSON
Leonard A. Lauder, Managing Partner
DATE
11/06/ 2000